For Immediate Release

Bell Canada statement about illegal access of customer information

MONTRÉAL, May 15, 2017 – Bell Canada today announced the illegal access of Bell customer information by an anonymous hacker. Bell has determined that the information obtained contains email addresses, customer names and/or telephone numbers.

There is no indication that any financial, password or other sensitive personal information was accessed. This incident is not connected to the recent global WannaCry malware attacks.

The illegally accessed information contains approximately 1.9 million active email addresses and approximately 1,700 names and active phone numbers.

We apologize to Bell customers for this situation and are contacting those affected directly.

Bell took immediate steps to secure affected systems. The company has been working closely with the RCMP cyber crime unit in its investigation and has informed the Office of the Privacy Commissioner.

To learn more about how to protect your personal information, please visit Bell’s security and fraud prevention resources on Bell.ca. Please note that Bell will never ask customers for credit card or other personal information by e-mail.

Bell continues to work together with government, law enforcement agencies and the technology industry to combat the growth of hacking and other cyber crimes. For more information about cyber crime prevention and how to protect your data, please visit the RCMP web site at www.Rcmp-grc.gc.ca and the federal government’s cyber safety web site at http://www.Getcybersafe.gc.ca.

About Bell
Bell is Canada’s largest communications company, providing consumers and business customers with wireless, TV, Internet, home phone and business communications services. Bell Media is Canada’s premier multimedia company with leading assets in television, radio, out of home, and digital media. For more information, please visit Bell.ca.

Media inquiries:
Jacqueline Michelis
613-785-1427
jacqueline.michelis@bell.ca

“Notwithstanding any reference to BCE Inc.’s Web site on the World Wide Web in the documents attached hereto, the information contained in BCE Inc.’s site or any other site on the World Wide Web referred to in BCE Inc.’s site is not a part of this Form 6-K and, therefore, is not furnished to the Securities and Exchange Commission.”